SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☑

Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BIOCANCELL THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies: N/A
(2)	Aggregate number of securities to which transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)	Proposed maximum aggregate value of transaction: N/A
(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

On November 6, 2011, BioCancell Therapeutics Inc. ("BioCancell" or the "Company") filed a report with the Israel Securities Agency and Tel Aviv Stock Exchange providing that Clal Biotechnology Industries Ltd. ("CBI"), Tikcro Technologies Inc. ("Tikcro") and Prof. Avraham Hochberg (together referred to as the "Three Shareholders") will be considered as controlling shareholders of the Company for purposes of approval of any extraordinary transactions with controlling shareholders. Two such transactions are scheduled to be voted on at the upcoming annual general meeting of shareholders scheduled for November 16, 2011 (the "General Meeting").

As described in a Current Report on Form 8-K filed by the Company on August 1, 2011, voting agreements among the Three Shareholders, who were considered controlling stockholders of the Company until that date, were terminated. Notwithstanding such terminations, pursuant to a request of the ISA and in light of the fact that the aggregate holdings of CBI, Tikcro and Prof. Hochberg exceed 25% of the Company's issued share capital and voting rights1, the Company reached an understanding with the ISA whereby the Three Shareholders would be considered as controlling shareholders (as defined in the Companies Law, 5759 – 1999 ("the Companies Law")) for purposes of approval of any extraordinary transactions with controlling shareholders in accordance with the provisions of sections 270(4) and 275 of the Companies Law.

On the agenda of the General Meeting are proposals (1) to approve the form of Indemnification Agreement to be entered between the Company and its directors and executive officers, and (2) to approve and ratify the Company's purchase of insurance policies of directors' and executive officers' liability, including to the following directors: Ruben Krupik (also serving as CEO and director of CBI), Ofer Goldberg (also serving as vice president and director of CBI), Aviv Boim (also serving as CEO of Tikcro) and Prof. Hochberg.  Therefore CBI, Tikcro and Prof. Hochberg have notified the Company that they have agreed not to vote in the following proposals described in the agenda of the General Meeting:
•	Proposal 4 – to approve the form of Indemnification Agreement to be entered between the Company and its directors and executive officers; and
•	Proposal 5 – to approve and ratify the Company's purchase of insurance policies of directors' and executive officers' liability.

There is no change in the proposals that are on the agenda of the General Meeting or in the necessary majority needed for their approval (including Proposals 4 and 5 described above).  The General Meeting will be held at the time and place provided in the definitive proxy statement filed on Schedule 14A on October 11, 2011.

1  As of November 6, 2011 the aggregate holdings of CBI, Tikcro and Prof. Hochberg are approximately 25.62% of the issued share capital and voting rights of the Company, as follows: (1) CBI holds 3,834,445 ordinary shares of the Company, representing approximately 14.37% of the Company's issued share capital and voting rights (approximately 13.57% on a fully diluted basis);  (2) Tikcro holds 861,027 ordinary shares of the Company, representing approximately 3.23% of the Company's issued share capital and the voting rights (approximately 17.03% on a fully diluted basis) (as of July 27, 2011 Tikcro was no longer considered an "interested party" of the Company under Israeli law, defined as holding more than 5% of the Company's issued share capital or voting rights, and is therefore not required to report its holdings to the Company; therefore the details provided here relate to the holdings of Tikcro, to the best of the Company's knowledge, as of July 27, 2011); (3) Prof. Hochberg holds 2,141,254 ordinary shares of the Company, representing approximately 8.02% of the Company's issued share capital and voting rights (approximately 4.54% on a fully diluted basis).